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                                                                                                           EXHIBIT 12

                                            MERRILL LYNCH & CO., INC. AND SUBSIDIARIES
                                      COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES AND
                                       COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                                                       (dollars in millions)



                                                                       Year Ended Last Friday in December
                                                           ----------------------------------------------------------
                                                              1998        1997        1996        1995        1994
                                                           ----------  ----------  ----------  ----------  ----------

Pre-tax earnings from continuing operations                  $ 2,096     $ 3,111     $ 2,628     $ 1,836     $ 1,747

Add:  Fixed charges (excluding capitalized interest
      and preferred security dividend requirements
      of subsidiaries)                                        18,498      16,410      12,266      11,587       8,736
                                                             -------     -------     -------     -------     -------
Pre-tax earnings before fixed charges                         20,594      19,521      14,894      13,423      10,483
                                                             =======     =======     =======     =======     =======

Fixed charges:
    Interest                                                  18,278      16,224      12,083      11,434       8,591
    Other (a)                                                    351         236         183         153         145
                                                             -------     -------     -------     -------     -------
    Total fixed charges                                       18,629      16,460      12,266      11,587       8,736
                                                             -------     -------     -------     -------     -------
Preferred stock dividend requirements                             58          61          73          77          22
                                                             -------     -------     -------     -------     -------
Total combined fixed charges
  and preferred stock dividends                              $18,687     $16,521     $12,339     $11,664     $ 8,758
                                                             =======     =======     =======     =======     =======

RATIO OF EARNINGS TO FIXED CHARGES                              1.11        1.19        1.21        1.16        1.20

RATIO OF EARNINGS TO COMBINED FIXED CHARGES
  AND PREFERRED STOCK DIVIDENDS                                 1.10        1.18        1.21        1.15        1.20
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   (a) Other fixed charges consist of the interest factor in rentals, amortization of debt issuance costs, preferred security dividend requirements of subsidiaries, and capitalized interest.